SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

ARBITRON INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

        No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

Dear Stockholder:

      On behalf of Arbitron’s Board of Directors, I am pleased to invite you to attend the annual meeting of stockholders. The meeting will be held at the Le Parker Meridien Hotel, 118 West 57th Street, New York, New York on Wednesday, May 30, 2001, at 9:00 a.m. local time.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the proposal recommended by Arbitron’s Board of Directors to elect eight (8) individuals to serve as directors of Arbitron.

      Our Board of Directors believes that a favorable vote for these directors at the annual meeting is in the best interests of Arbitron and its stockholders, and unanimously recommends a vote FOR the election of these directors. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      It is important that your shares be represented at the meeting. Please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting.

      We look forward to seeing you at the meeting.

Sincerely,

Stephen B. Morris
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2001

Date:	Wednesday, May 30, 2001

Time:	9:00 a.m. local time

Place:	Le Parker Meridien Hotel, 118 West 57th Street, New York, New York

Purpose:	1. To elect eight members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified.
2. To transact such other business as may properly come before the meeting.

Record Date:	Holders of Arbitron common stock of record at the close of business on April 10, 2001 are entitled to vote at the meeting.

      Stockholders are entitled to one vote for each share held of record on the record date listed above. The Proxy Statement and the accompanying proxy card will be first mailed to stockholders on or about April 20, 2001.

      It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors

Dolores L. Cody
Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Secretary

April 20, 2001

ARBITRON INC.

142 West 57th Street
New York, New York 10019
April 20, 2001

PROXY STATEMENT

       We will begin mailing this proxy statement to our stockholders on or about April 20, 2001.

      We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our Board of Directors for use at our 2001 annual meeting of stockholders to be held on Wednesday, May 30, 2001 at 9:00 a.m. local time at the Le Parker Meridien Hotel, 118 West 57th Street, New York, New York.

Who Can Vote

      If you held any of our common stock at the close of business on April 10, 2001 then you will be entitled to notice of and to vote at our 2001 annual meeting. On that date, we had 29,163,942 shares of outstanding common stock.

Quorum

      The presence of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “withhold authority” on the election of directors will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the election of directors. Shares represented by a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights

      Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Inspectors of election will count votes cast at the annual meeting.

      The eight director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone or Internet instructions.

Voting by Participants in Arbitron Benefit Plans

      If you own Arbitron common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and shares you own that are registered in your name. If any of your plan accounts are not in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies submitted by plan participants in our 401(k) plan will serve as voting instructions to the trustees for the plan whether provided by mail, telephone or the Internet. In the absence of voting instructions from participants in the 401(k) plan, the trustees of the plan will vote the undirected shares in the same proportion as the directed shares.

Granting Your Proxy

      If you hold your shares in your own name as a holder of record, you can simplify your voting by voting via the Internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right of the proxy card, is designated to verify your identity and to allow you to vote your shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. If instead you choose to vote by mail, please mark the proxy card enclosed with the proxy statement, date and sign it, and mail it in the postage-paid envelope. The shares represented will be voted according to your directions. You can specify how you want your shares voted on the proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposal and the position of the Board of Directors in the proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote on the election of directors, the proxy representing your common stock will be voted in favor of the proposed director nominees.

      If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

Other Business

      No other matters are to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote as recommended by the Board of Directors, or if no recommendation is given, in accordance with their judgment on any matters that may properly come before the meeting.

Confidential Voting

      It is our policy that the individual stockholder votes are kept confidential prior to the final tabulation of the vote at our stockholders meeting if the stockholder requests confidential treatment. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted.

Revoking Your Proxy

      If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivery of a properly exercised, later-dated proxy (including an Internet or telephone vote). You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Explanatory Note Regarding Ceridian Corporation

      Arbitron Inc. was formerly known as Ceridian Corporation (“Old Ceridian”). Prior to the close of trading on March 30, 2001, Old Ceridian was a publicly traded company, the principal lines of business of which were a human resource services business, a Comdata business, which provided transaction processing and regulatory compliance services for the transportation industry, and a media information business.

      On March 30, 2001, Old Ceridian completed a reverse spin-off (the “Spin-off”). In connection with the Spin-off, the assets and liabilities associated with the human resource services division, human resource services business and the Comdata business were transferred to a new corporation (which we call “New Ceridian” in this document). The media information business stayed with Old Ceridian. Old Ceridian then distributed the stock of this new company to all of Old Ceridian’s existing stockholders. As a result, New Ceridian is now a separate publicly traded corporation. In connection with the Spin-off, Old Ceridian changed its name to Arbitron Inc. and effected a one-for-five reverse stock split, and New Ceridian changed its name to Ceridian Corporation.

      In connection with the Spin-off, each of the directors and executive officers of Old Ceridian resigned and was thereafter appointed to equivalent positions with New Ceridian, except for Stephen B. Morris, who is currently the President and Chief Executive Officer of Arbitron. Old Ceridian appointed new directors of Arbitron and Arbitron’s new directors appointed new executive officers of Arbitron immediately following the Spin-off.

      There is certain information that is required to be disclosed in proxy statements that generally relates to a company’s prior year, such as information relating to executive compensation and stock price performance. Because the Spin-off occurred after the end of our fiscal year, but before the mailing of this proxy statement, most of this information technically would apply to Old Ceridian rather than Arbitron. However, if the information in this proxy statement exclusively related to Old Ceridian (i.e., prior to the Spin-off), we believe that information would not be particularly useful to you. Therefore, where possible, we have included in this proxy statement information that relates to Arbitron and not Old Ceridian. In some cases where information about Arbitron does not exist (e.g., the stock price performance graph), we have used information about Old Ceridian.

ELECTION OF DIRECTORS

(Proposal 1)

      Our business is managed under the direction of the Board of Directors. The bylaws provide that our Board determines the number of directors, which is currently set at eight. Our Board of Directors has designated as nominees for director all eight of the directors presently serving on the Board.

      The Board of Directors recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than eight people. Our Board has no reason to believe any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, proxies, at our Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2002 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until earlier resignation or removal.

      The following is biographical information, as of April 10, 2001, concerning the eight nominees for election as directors of Arbitron:

Nominees for Election of Directors

Erica Farber, age 48

•	Publisher and Chief Executive Officer of Radio and Records, Inc. since 1996

•	Chief Operating Officer of Radio and Records, Inc. from 1994 to 1996

Kenneth F. Gorman, age 61

•	Principal and Co-Owner of Apollo Partners LLC since 1987

•	Also a director of the Musicland Group, Inc.

Philip Guarascio, age 59

•	Chairman and Chief Executive Officer of PG Ventures LLC since May 2000

•	Vice President, General Manager of General Motors Corporation’s North America Advertising and Corporate Marketing from July 1994 to May 2000

•	Also a director of Hotjobs.com

Larry E. Kittelberger, age 51

•	Senior Vice President and Chief Information Officer of Lucent Technologies, Inc. since December 1999

•	Senior Vice President and Chief Information Officer of Allied Signal, Inc. from 1995 to December 1999

•	Also a director of Commonwealth Industries, Inc.

Stephen B. Morris, age 57

•	President and Chief Executive Officer of Arbitron since March 30, 2001

•	Executive Vice President of Old Ceridian and President of Old Ceridian’s Arbitron division from January 1996 to March 29, 2001

•	Vice President of Old Ceridian and President of Old Ceridian’s Arbitron division from December 1992 to January 1996

•	Also is a director of the John B. Stetson Company

Luis G. Nogales, age 57

•	Senior Adviser to Private Equity Group of Deutsche Bank since 1999

•	President of Nogales Partners, an investment firm dedicated to making investments in equity related securities issued in corporate acquisitions, since 1989

•	Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997

•	Also is a director of Adolph Coors Company, KB Home, Edison International and Kaufman & Broad, SA, France

Lawrence Perlman, age 62

•	Private equity investor

•	Consultant to Old Ceridian from May 2000 until December 2000

•	Chairman of Old Ceridian from November 1992 to April 2000

•	Chief Executive Officer of Old Ceridian from 1990 to December 1999

•	Also is a director of Amdocs Limited, Carlson Companies, Inc., The Valspar Corporation and Computer Network Technology Corporation

Richard A. Post, age 42

•	Managing Partner of Lonetree Capital Partners since July 2000

•	Executive Vice President and Chief Financial Officer of MediaOne Group, Inc. from January 1997 to July 2000

•	President, Corporate Development of U.S. West, Inc. from June 1996 to December 1996

•	Vice President, Corporate Development of U.S. West, Inc. from January 1996 to June 1996

•	President, U.S. West Capital Assets of U.S. West, Inc. from July 1993 to January 1996

•	Also is a director of autobytel.com inc.

Meetings of the Board of Directors and Committees of the Board

      None of our current Board members were directors of Old Ceridian during 2000, as they were all appointed in connection with the Spin-off. Since the Spin-off, the Arbitron Board has met one time.

      The Old Ceridian board of directors held six meetings in 2000, including by telephone conference. Each Old Ceridian director attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees.

      Arbitron’s Board of Directors maintains four committees:

•	Executive

•	Audit

•	Compensation and Human Resources

•	Nominating and Board Governance

      Membership on the Audit Committee and Compensation and Human Resources Committee will be limited to directors who are not current employees of Arbitron and, in the case of the Audit Committee, who are independent as determined under the New York Stock Exchange rules.

Executive Committee

      The following directors serve on the Executive Committee:

Stephen B. Morris

Lawrence Perlman
Kenneth F. Gorman

      The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee will be reported to and ratified by Arbitron’s Board of Directors.

Audit Committee

      The following directors serve on the Audit Committee:

Kenneth F. Gorman, Chair

Larry E. Kittelberger
Richard A. Post

      The Audit Committee:

•	reviews and recommends to the Board the selection of Arbitron’s independent auditors;

•	consults with Arbitron’s independent auditors and reviews the scope and significant findings of the audits performed by them; and

•	reviews the adequacy and sufficiency of Arbitron’s financial and accounting controls, practices and procedures, the activities and recommendations of Arbitron’s internal audit functions and reporting policies and practices.

Compensation and Human Resources Committee

      The following directors serve on the Compensation and Human Resources Committee:

Lawrence Perlman, Chair

Erica Farber
Philip Guarascio
Luis G. Nogales

      The Compensation and Human Resources Committee:

•	determines compensation policies, practices and structures for Arbitron’s key employees;

•	approves the compensation and benefits of Arbitron’s executive officers, including the chief executive officer;

•	reviews the process of managing executive succession, diversity and development; and

•	assesses the adequacy of Arbitron’s human resource policies and principles.

Nominating and Board Governance Committee

      The following directors serve on the Nominating and Board Governance Committee:

Lawrence Perlman, Chair

Erica Farber
Kenneth F. Gorman
Philip Guarascio
Larry E. Kittelberger
Luis G. Nogales
Richard A. Post

      The Nominating and Board Governance Committee:

•	reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies;

•	recommends to the Board compensation for non-employee directors; and

•	considers all nominees, including those recommended by stockholders, for Board membership.

      Old Ceridian’s Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee each met five times in 2000.

Director Compensation

      Each director who is not also an employee of Arbitron or its subsidiaries will be paid an annual retainer fee of $17,500, which is paid quarterly. Non-employee chairs of the Compensation and Human Resources, Audit and Executive Committees will be paid a supplemental annual cash payment of $5,000. For each Board meeting attended, participating non-employee directors will receive $1,200. For each committee meeting attended on the same day as the Board meeting, participating non-employee directors will receive $1,000; otherwise, they will receive $1,200 if the committee meeting is on a different day than the Board meeting. For each telephonic Board meeting, participating non-employee directors will receive $500.

      Each newly elected non-employee director will receive a one-time option grant of 15,000 shares of Arbitron common stock. This option will become exercisable in three equal installments of 5,000 shares over a three-year period and will expire 10 years from its date of grant. Beginning the year after initial election to the Board of Directors, each non-employee director will also receive an annual option grant of 7,000 shares of Arbitron common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted will be 100% of the fair market value of the underlying Arbitron common stock on the date the option is granted. The option will become exercisable in full six months after its date of grant and will expire 10 years from its date of grant. The chairman of the Board of Directors for Arbitron will also receive an annual stock option grant of 10,000 shares in addition to the initial and annual option grants discussed above. This option will become exercisable in full after one year and will expire 10 years from its date of grant.

      Arbitron has adopted a Non-Employee Director Incentive Program, as a component of Arbitron’s 1999 Stock Incentive Plan, which permits non-employee directors to receive, in their discretion, additional stock options in lieu of their annual cash retainers and meeting fees.

      Directors who are also employees of Arbitron will not be separately compensated for their service as directors.

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

      As described elsewhere in this proxy statement, a reverse spin-off was effected on March 30, 2001 in which certain assets and liabilities of Old Ceridian were transferred to New Ceridian, and Old Ceridian changed its name to Arbitron Inc. In connection with the Spin-off, each of the directors and executive officers of Old Ceridian resigned and was thereafter appointed to an equivalent position with New Ceridian, except for Stephen B. Morris, who is currently President and Chief Executive Officer of Arbitron. Old Ceridian appointed new directors of Arbitron and Arbitron’s new directors appointed new executive officers of Arbitron immediately following the Spin-off. Until the Spin-off, compensation for Arbitron’s executive officers was determined by either Old Ceridian’s board of directors (in the case of Mr. Morris) or by Old Ceridian’s compensation and human resources committee (in the case of Arbitron’s other executive officers).

      This report describes the compensation philosophy of Arbitron from and after the completion of the Spin-off. The Compensation and Human Resources Committee, of which the undersigned became members immediately following the Spin-off, is responsible for establishing and administering the compensation program for Arbitron’s executive officers. All committee members are independent directors who are not employees of Arbitron. The Committee has met one time since the Spin-off, at which the compensation philosophy was established.

Compensation Philosophy

      The executive compensation program is designed to:

•	Compete aggressively with other companies;

•	Reward superior performance with superior levels of compensation; and

•	Align the interests of senior management with the interests of Arbitron’s stockholders.

      The executive compensation program is composed of three elements:

•	Base salary;

•	Annual incentive bonus; and

•	Long-term incentive compensation.

      The compensation philosophy for Arbitron executives is to target base salaries at or around the 50th percentile of the competitive market data and target total direct compensation (base salary, bonus and long-term incentives) at or above the 75th percentile for achieving superior performance goals.

      The committee also determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans.

      Each year the committee will receive information regarding competitive compensation levels and practices for positions comparable to Arbitron’s executive officer positions. This information will be obtained from nationwide compensation survey information that will be collected and evaluated internally by management and by independent consulting firms. The committee also may receive advice from an independent, nationally recognized compensation consulting firm. As a result, comparative compensation information will be drawn from a broad range of companies, including companies that may not be included in the peer group index utilized in the stock price performance graph found in our proxy statement. Based on this comparative information, the committee generally will target base salary, total cash compensation (salary plus annual bonus) and long-term incentive compensation for each executive officer position to fall within a range between the 50th and 75th percentiles of the relevant marketplace.

Base Salary

      The annual determination of an executive officer’s salary will be based on the committee’s subjective assessment of the following factors:

•	responsibilities of the position;

•	competitive practice;

•	performance and experience of the executive; and

•	relative internal relationships.

The 2001 base salaries that have been established for executive officers were generally within the target range described above.

Annual Incentive Bonus

      The annual determination of an executive officer’s targeted bonus will be based on the committee’s subjective assessment of the same factors considered with respect to determining base salary, and the philosophy regarding performance-based compensation.

      For 2001, the target bonus percentage that has been established for executive officers (other than Mr. Morris) ranges from 35% to 50% of base salary.

Long-Term Incentive Compensation

      Long-term incentives for executive officers will consist primarily of annual awards of stock options. The annual determination of an executive officer’s option award within the range prescribed for his or her position will also be based on the committee’s subjective assessment of the following factors:

•	responsibilities of the position;

•	performance and experience of the individual; and

•	past option awards made to the individual.

      No Arbitron executive officer received stock option awards in 2000. In March 2001, in connection with the Spin-off, the committee approved grants of stock options to each of Arbitron’s executive officers. These options were granted over a three-day period in April 2001 in an effort to mitigate the effects of any unusual trading activity in Arbitron’s stock, which first started trading independently of New Ceridian on April 2, 2001. The number of options granted to each executive officer was determined taking into account the factors described above.

Chief Executive Officer Compensation

      Mr. Morris’s base salary for 2001 of $435,000 has been established pursuant to the employment agreement entered into by Arbitron with Mr. Morris, the terms of which were reviewed by the committee. Mr. Morris’s target annual bonus percentage for 2001 is 70% of his base salary. Achievement of the target bonus is dependent upon a number of factors, including meeting certain levels of earnings per share, pre-tax earnings and revenue growth, as well as the committee’s subjective assessment of his individual performance.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to the executive officers of a publicly held corporation unless certain requirements are met. One of these requirements is that compensation over $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). While Old Ceridian satisfied these requirements in 2000 with respect to compensation in the form of stock options, other forms of compensation received by the named executives are subject to this $1 million limit. The non-deductible amount of compensation paid in 2000 was not material. The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and it has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes to be most beneficial to Arbitron and its stockholders.

Submitted by the Compensation and Human Resources Committee

Lawrence Perlman Erica Farber Philip Guarascio Luis G. Nogales

Compensation Committee Interlocks and Insider Participation

      Lawrence Perlman, Erica Farber, Philip Guarascio and Luis G. Nogales serve on the Compensation and Human Resources Committee of Arbitron. No relationships exist between Arbitron and any of these individuals that would be required to be disclosed under the rules of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee recommends to the Board of Directors the selection of the independent auditors.

      Management is responsible for internal controls. KPMG LLP, our independent auditors, is responsible for performing an independent audit of the combined financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee has general oversight responsibility with respect to Arbitron’s financial reporting and reviews the results and scope of the audit and other services provided by the independent auditors.

      As described elsewhere in this proxy statement, a reverse spin-off was effected on March 30, 2001 in which certain assets and liabilities of Old Ceridian were transferred to New Ceridian, and Old Ceridian changed its name to Arbitron Inc. In connection with the Spin-off, each of the directors of Old Ceridian resigned and was thereafter appointed as a director of New Ceridian. Old Ceridian appointed new directors of Arbitron, who became directors immediately following the Spin-off. Therefore, the undersigned became members of the Audit Committee immediately following the Spin-off.

      A report of the combined financial statements of Arbitron, as a division of Old Ceridian, for the fiscal year ended December 31, 2000 was issued by KPMG LLP. These financial statements were included in Arbitron’s Annual Report on Form 10-K for such period. Because the current members of the Audit Committee became members of the committee after the report on the combined financial statements for Arbitron was issued by KPMG LLP (which report was issued on February 9, 2001), the undersigned members did not review or discuss with Old Ceridian’s management the combined financial statements, nor did we discuss with KPMG LLP the matters required to be discussed by SAS 61 or receive the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, or discuss with KPMG LLP its independence. However, we understand that Old Ceridian’s audit committee did perform such functions in connection with such committee’s review of the combined financial statements of Old Ceridian (of which Arbitron was a division during the period presented). We refer you to the report of the audit committee of Old Ceridian, as contained in New Ceridian’s proxy statement under the caption “Report of Audit Committee,” which report is hereby incorporated by reference.

      Therefore, because the undersigned members were not involved in reviewing the audited financial statements of Arbitron for the fiscal year ended December 31, 2000, we did not make any recommendations regarding their inclusion in Arbitron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, nor did we consider whether the provision of non-audit services by KPMG LLP for which fees are disclosed in “Independent Auditors and Auditor Fees” below is compatible with maintaining the independence of KPMG LLP from Arbitron. The undersigned members will perform these functions of the Audit Committee in the future.

Submitted by the Audit Committee

Kenneth F. Gorman, Larry E. Kittelberger Richard A. Post

STOCKHOLDER RETURN PERFORMANCE GRAPH

      Presented below is a line graph comparing the total stockholder return on Old Ceridian common stock since 1996 with the total return of the S&P 500 Index and Old Ceridian’s peer group for the same period. Old Ceridian’s peer group index of data services companies, weighted for market capitalization, consists of the following publicly traded companies: Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Dun & Bradstreet Corporation; Electronic Data Systems Corporation; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; National Data Corporation; and Paychex, Inc. This graph assumes that $100 was invested in Old Ceridian’s common stock, in the S&P 500 Index and in Old Ceridian’s peer group on December 31, 1995 and that all dividends were reinvested.

      We believe that the information provided below has only limited relevance to an understanding of Arbitron in its current state because the stock information relates to Old Ceridian, which included both Arbitron’s media information business and New Ceridian’s human resource services business and the Comdata business. Arbitron’s stock has been trading on a stand-alone basis only since April 2, 2001.

Measurement Period			Data Services
(Fiscal Year Covered)	Old Ceridian	S&P 500 Index	Peer Group

Measurement Pt-12/31/95	$100.00	$100.00	$100.00

FYE 12/31/96	$98.18	$122.96	$104.55

FYE 12/31/97	$111.06	$163.98	$116.05

FYE 12/31/98	$169.24	$210.85	$144.85

FYE 12/31/99	$104.54	$255.21	$188.44

FYE 12/31/00	$96.67	$231.98	$206.18

EXECUTIVE COMPENSATION

Executive Officers

      Information concerning the persons who serve as Arbitron’s executive officers is provided below. Each of the named persons has been elected to the office indicated opposite the person’s name. The executive officers serve at the discretion of Arbitron’s Board of Directors. Officers generally are elected at the annual meeting of directors held immediately following the annual meeting of stockholders. Arbitron’s Board of Directors may elect additional executive officers from time to time.

Stephen B. Morris, age 57, President and Chief Executive Officer

•	Executive Vice President of Old Ceridian and President of Old Ceridian’s Arbitron division from January 1996 to March 29, 2001

•	Vice President of Old Ceridian and President of Old Ceridian’s Arbitron division from December 1992 to January 1996

Pierre C. Bouvard, age 39, President of Webcast Services

•	President of Webcast Services group for Old Ceridian’s Arbitron division from October 2000 to March 29, 2001

•	Executive Vice President of Worldwide Media Information Services of Old Ceridian’s Arbitron division from September 1999 to October 2000

•	Executive Vice President of Radio and Internet Services of Old Ceridian’s Arbitron division from February 1999 to September 1999

•	Vice President and General Manager of Arbitron Radio of Old Ceridian’s Arbitron division from January 1995 to February 1999

•	Executive Vice President of Coleman Research, a radio strategic advisor, from October 1989 to January 1995

David A. Lapovsky, age 50, Executive Vice President of Worldwide Research

•	Executive Vice President of Worldwide Research for Old Ceridian’s Arbitron division from November 1997 to March 29, 2001

•	Executive Vice President of Operations and Research for Old Ceridian’s Arbitron division from May 1994 to November 1997

Marshall L. Snyder, age 58, President of Worldwide Portable People Meter (PPM) Development

•	President of Worldwide Portable People Meter (PPM) Development group for Old Ceridian’s Arbitron division from October 2000 to March 29, 2001

•	Executive Vice President of Cable and Worldwide PPM for Old Ceridian’s Arbitron division from August 2000 to October 2000

•	Executive Vice President and General Manager of Arbitron NewMedia for Old Ceridian’s Arbitron division and Vice President of Old Ceridian from February 1992 to August 2000

Owen Charlebois, age 48, President of U.S. Media Services

•	President of U.S. Media Services group for Old Ceridian’s Arbitron division from January 2001 to March 29, 2001

•	President and Chief Executive Officer of the BBM Bureau of Measurement from March 1990 to December 2000

Dolores L. Cody, age 49, Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Secretary

•	Vice President and Chief Legal Officer of Old Ceridian’s Arbitron division from December 1991 to March 29, 2001

Janice M. Giannini, age 49, Executive Vice President and Chief Information Officer

•	Executive Vice President and Chief Information Officer of Old Ceridian’s Arbitron division from September 2000 to March 29, 2001

•	Director of Business Planning and Oversight for Enterprise Information Systems of Lockheed Martin Corporation, a provider of advanced technology systems, products, and services for government and commercial customers, from October 1999 to August 2000

•	Director and Chief Information Officer for Management and Data Systems of Lockheed Martin Corporation from June 1996 to September 1999

•	Director, Systems Engineering for the Government Electronics Division of Lockheed Martin Corporation from May 1995 to June 1996

Claire L. Kummer, age 54, Executive Vice President of Operations

•	Vice President of Operations of Old Ceridian’s Arbitron division from November 1997 to March 29, 2001

•	Vice President of Strategy and Project Manager of Old Ceridian’s Arbitron division from November 1993 to November 1997

Kathleen T. Ross, age 48, Executive Vice President of Organization Effectiveness and Public Relations

•	Vice President of Organization Effectiveness and Public Relations of Old Ceridian’s Arbitron division from November 1998 to March 29, 2001

•	Vice President of Organization Effectiveness of Old Ceridian’s Arbitron division from July 1994 to November 1998

William J. Walsh, age 56, Executive Vice President of Finance and Planning and Chief Financial Officer

•	Executive Vice President of Finance and Planning of Old Ceridian’s Arbitron division and Vice President of Old Ceridian from June 1995 to March 29, 2001

Summary Compensation Table

      None of the persons who were executive officers of Old Ceridian as of December 31, 2000 are currently executive officers of Arbitron, other than Stephen B. Morris, as all of those persons commenced working for New Ceridian upon consummation of the Spin-off. Therefore, we do not believe it would be meaningful to present compensation information for the persons who were executive officers of Old Ceridian as of December 31, 2000. For information concerning the compensation of these persons during 2000, please see the information in the proxy statement for New Ceridian under the caption “Executive Compensation,” which information is hereby incorporated by reference.

      The following table shows the compensation paid by Old Ceridian and/or its direct and indirect subsidiaries for 1998 through 2000 to (1) Arbitron’s Chief Executive Officer, and (2) each of the four most highly compensated executive officers of Arbitron, based on 2000 compensation, other than Arbitron’s Chief Executive Officer (the “Named Executive Officers”). The table shows the amounts paid to these persons for all services provided to Old Ceridian and its subsidiaries. The table does not reflect the compensation to be paid to these executive officers in the future.

				Long-Term
		Annual Compensation		Compensation

				Securities
				Underlying	All Other
				Options/SARs	Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	(#)(2)	($)(3)

Stephen B. Morris	2000	$329,992	$288,988	—	$3,030
President and Chief Executive Officer	1999	329,992	218,090	58,382	4,800
	1998	315,000	235,770	50,042	14,253
Pierre C. Bouvard	2000	235,106	110,933	—	6,060
President of Webcast Services	1999	235,106	106,057	10,842	9,600
	1998	235,106	113,960	15,012	15,675
Marshall L. Snyder	2000	235,000	115,500	—	3,030
President of Worldwide PPM Development	1999	196,487	80,643	10,842	4,800
	1998	196,487	87,205	15,012	18,717
William J. Walsh	2000	172,583	78,595	—	—
Executive Vice President of Finance and	1999	160,163	67,448	10,842	—
Planning and Chief Financial Officer	1998	146,560	68,017	11,676	—
Kathleen T. Ross	2000	148,750	70,219	—	3,030
Executive Vice President of Organization	1999	139,989	56,245	9,174	4,800
Effectiveness and Public Relations	1998	130,731	59,729	10,008	14,378

(1)	The amounts reported for each individual as salary include an annual expense allowance paid to this individual.

(2)	In connection with the Spin-off, the number and exercise prices of outstanding options to purchase Arbitron common stock were adjusted so that the new options to purchase Arbitron common stock have equivalent economic terms to the old options to purchase Old Ceridian common stock as set forth in the personnel agreement. The number of options listed above reflects the Spin-off adjustment.

(3)	The amounts disclosed for each individual represent Old Ceridian’s contributions to the accounts of the named individual in one of Old Ceridian’s 401(k) defined contribution plans.

Options Granted in 2000

      There were no options to purchase Old Ceridian common stock granted to the Named Executive Officers in 2000.

Exercises and Values of Options to Purchase Arbitron Common Stock

      The following table summarizes information regarding the exercise of options to purchase Old Ceridian common stock during 2000 by the Named Executive Officers, as well as the December 31, 2000 value of unexercised options to purchase Old Ceridian common stock held by the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs at		Options/SARs at
			Fiscal Year Ended (#)(1)		Fiscal Year End ($)(2)
	Shares	Value
	Acquired on	Realized
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen B. Morris	—	—	362,247	109,813	$1,622,779	$146

Pierre C. Bouvard	—	—	56,436	25,716	32,928	27

Marshall L. Snyder	—	—	52,683	25,716	59,525	27

William J. Walsh	—	—	59,486	20,989	220,384	27

Kathleen T. Ross	—	—	34,196	17,931	5	23

(1)	In connection with the Spin-off, the number and exercise prices of outstanding options to purchase Arbitron common stock were adjusted so that the new options to purchase Arbitron common stock have equivalent economic terms to the old options to purchase Old Ceridian common stock as set forth in the personnel agreement. The number of options listed above reflects the Spin-off adjustment.

(2)	Represents the difference between the market value (closing price on the NYSE) of Old Ceridian common stock on December 31, 2000 (as adjusted to reflect the Spin-off) and the exercise price of in-the-money options, before payment of applicable income taxes.

Pension Plans

      Arbitron has established a voluntary, tax qualified, defined benefit pension plan funded by employee and employer contributions. The plan covers Arbitron employees who, as of December 31, 2000, were eligible to participate in the Old Ceridian pension plan. The Old Ceridian plan was closed to new participants effective January 2, 1995. Benefits earned under the Old Ceridian plan prior to December 31, 2000 are payable from the Arbitron plan for participants employed by Old Ceridian on December 31, 2000. The amount of the annual benefit under Arbitron’s plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period while participating in the Old Ceridian plan or the Arbitron plan. The plan provides a separate “SBC benefit formula” applicable to employees covered by a benefits agreement between Old Ceridian and International Business Machines Corporation. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans such as Arbitron’s retirement plan, Arbitron also established a benefit equalization plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the retirement plan had these limits not been in effect.

      The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2001 at age 65:

Pension Plan Table

	Years of Credited Service

Remuneration	15	20	25	30	35	40

$ 200,000	$45,368	$60,490	$75,613	$90,735	$102,735	$114,735
300,000	69,368	92,490	115,613	138,735	156,735	174,735
400,000	93,368	124,490	155,613	186,735	210,735	234,735
500,000	117,368	156,490	195,613	234,735	264,735	294,735
600,000	141,368	188,490	235,613	282,735	318,735	354,735
800,000	189,368	252,490	315,613	378,735	426,735	474,735
1,000,000	237,368	316,490	395,613	474,735	534,735	594,735
1,200,000	285,368	380,490	475,613	570,735	642,735	714,735
1,400,000	333,368	444,490	555,613	666,735	750,735	834,735

      Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2000 covered by these plans for the Named Executive Officers who participate in the pension plan and benefit equalization plan was as follows: Mr. Morris: $509,542; Mr. Walsh: $225,606; Mr. Snyder: $263,563; and Ms. Ross: $184,521. Mr. Bouvard is not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

      As of December 31, 2000, years of credited service for the named executives were as follows: Mr. Morris: 8.09 years; Mr. Walsh: 36.42 years; Mr. Snyder: 35.58 years; and Ms. Ross: 9.47 years.

      Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts. Mr. Walsh is eligible for benefits as computed under the SBC benefit formula. This formula generally provides for benefits slightly lower than those shown in the table above.

401(k) Plan

      Arbitron has established a 401(k) plan which permits participating employees to contribute a portion of their compensation to the plan on a pre-tax basis. Arbitron makes matching contributions in amounts determined by Arbitron. The accounts of current and former Arbitron employees under the Old Ceridian 401(k) plans, which were assumed by New Ceridian prior to the Spin-off, were transferred from the Old Ceridian 401(k) plans to the Arbitron 401(k) plan.

      The 401(k) plan accounts are invested among a number of available investment options, including shares of Arbitron common stock, according to the directions of the participating employees. Voting and tender rights with respect to shares of Arbitron common stock credited to participants’ accounts will be passed through to the participants.

      While employed, participating employees may access their accounts through loans and, in some cases, in-service withdrawals. Following termination of employment, benefits are distributed in a lump sum payment. To the extent a participant’s account is invested in full shares of Arbitron’s common stock, the shares may be distributed to the participant.

      Arbitron retains the right to amend or terminate the 401(k) plan at any time.

Deferred Compensation Plan

      Right to Defer Compensation. Arbitron established a nonqualified deferred compensation plan under which Arbitron’s officers, non-employee directors and a select group of management employees were provided with the opportunity to defer all or a portion of their compensation. The accounts of current and former Arbitron employees under the Old Ceridian Executive Investment Plan, which was assumed by New Ceridian before the Spin-off, were transferred from the Old Ceridian Executive Investment Plan to Arbitron’s deferred compensation plan after the Spin-off. Amounts deferred under the deferred compensation plan or transferred from the Old Ceridian Executive Investment Plan were credited to individual participant accounts and deemed invested in one or more funds selected by the participant from a group of available funds designated by the plan administrator. The plan was closed to new participants on December 31, 2000.

      Each participant’s account is adjusted periodically by the plan administrator to reflect the income, expense, gains, losses, fees and the like that would otherwise have resulted from an actual investment in the funds selected by the participant. Compensation deferred under the Old Ceridian Executive Investment Plan prior to January 1, 1999, however, is credited with earnings on a monthly basis in an amount equal to the monthly equivalent of the reported annual prime rate of interest for the month, unless the participant made a one-time election pursuant to the Old Ceridian Executive Investment Plan to have the entire portion of his or her prior period deferrals deemed invested as described above.

      Distributions. Distributions of deferred account balances will normally be made only upon a participant’s severance, retirement or disability, and will generally be made in a lump sum payment except in circumstances relating to retirement or disability for which a participant can elect payment in annual installments of five, 10 or 15 years. Under some conditions, a participant may elect to receive “in service” distributions from his or her account prior to severance, retirement or disability. A participant may also receive a distribution in the absence of an “in service” election in the event of an unforeseeable emergency or the disposition of some or all of the assets of Arbitron or the participating affiliate. The deferred compensation plan additionally permits an early distribution of a participant’s account at any time, subject to forfeiture of 10 percent of the account value if no other qualifying circumstance exists.

      Effect of Death of a Participant. Upon the death of a participant, the entire balance of the participant’s accounts will be paid to the beneficiary(ies) designated by the participant.

      Rights of Arbitron’s Creditors. Amounts deferred are not required by the plan to be invested according to participant fund selections, and will exist only as unsecured obligations of Arbitron or the applicable participating affiliate. Arbitron and any of its participating affiliates may establish a trust for the purpose of paying obligations under the deferred compensation plan, and may transfer to or cause to be held in these trusts cash, marketable securities or other property (including policies of insurance on the lives of participants in the deferred compensation plan) according to the terms of the trusts. Nothing contained in the deferred compensation plan or in any trust document is to be construed as providing for assets to be held for the benefit of any participant or any other person, and no participant or other person will have any interest in the assets of any trust established in connection with the deferred compensation plan. To the extent that a participant or any other person acquires a right to receive benefits under the deferred compensation plan or any trust, this right is no greater that the right of any of Arbitron’s unsecured general creditors or the creditors of the applicable participating affiliate. In the event of the bankruptcy or insolvency of Arbitron or a participating affiliate, any trust assets would be returned to Arbitron or the participating affiliate for the benefit of Arbitron’s creditors according to the terms of the trust.

      Administration of the Plan. The plan is administered by a person or committee designated by Arbitron who has the discretionary authority to adopt rules, policies, practices or procedures with respect to the plan as it may deem necessary or advisable.

      Amendment and Termination of the Plan. Arbitron reserves the right to amend or terminate the plan at any time, except that no amendment or termination may adversely affect the rights of the participants with respect to amounts deferred prior to the amendment or termination.

Executive Employment Agreements and Change of Control

     Executive Employment Agreements

      Mr. Morris currently has an employment agreement with Arbitron. None of the other named executive officers of Arbitron have an employment agreement with Arbitron. Mr. Morris’ agreement contains provisions regarding protection of confidential information, rights in any intellectual property created by him, restrictions on competition and change of control compensation (as described below under the caption “Change of Control Arrangements”).

      The agreement with Mr. Morris expires on the later of April 1, 2004 or two years after a change of control of Arbitron occurring before that date. The agreement with Mr. Morris automatically renews for successive three-year terms upon expiration. Mr. Morris’ annual base salary is required to be a minimum of $435,000 under the agreement.

      If Arbitron terminates the agreement with Mr. Morris without cause, Mr. Morris will be entitled to receive two years’ base salary, either in a lump sum or over a two-year period, as well a proportionate share of the bonus Mr. Morris would otherwise have received if he had remained employed with Arbitron for the full year in which termination occurred. The agreement with Mr. Morris also contains provisions with regard to payments to be made if termination occurs due to death or disability, and provides for supplemental retirement benefits in the event of termination of employment.

     Change of Control Arrangements

      The exercisability of stock options or the vesting of other awards under Arbitron’s stock-based compensation plans and the payment of benefits under Mr. Morris’ employment agreement described above will accelerate upon either a “change of control” or a “change of control termination.” For these purposes, a “change of control” is generally defined as any of the following:

•	a merger or consolidation involving Arbitron if less than 50% of its voting stock after the merger or consolidation is held by persons who were stockholders before the merger or consolidation;

•	a sale of the assets of Arbitron substantially as an entirety;

•	ownership by a person or group acting in concert of at least 25% of Arbitron’s voting securities;

•	approval by Arbitron’s stockholders of a plan for the liquidation of Arbitron;

•	specified changes in the composition of Arbitron’s Board of Directors; or

•	any other events or transactions that Arbitron’s Board of Directors determines constitutes a change of control.

      In the case of Mr. Morris, the term “change of control termination” refers to either of the following if it occurs within two years following a “change of control” of Arbitron:

•	termination of Mr. Morris’ employment by Arbitron for any reason other than conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; and

•	Mr. Morris terminates his employment with Arbitron for good reason, which generally means as a result of an adverse change in Mr. Morris’ responsibilities, authority, compensation, benefits or working conditions or a material breach of his employment agreement by Arbitron.

      A change of control termination does not include termination of employment due to death or disability. Mr. Morris’ employment agreement provides that following a change of control termination, he will be entitled to receive a lump sum payment that is equal to three times each of the following:

•	twelve months base salary;

•	the bonus, if any, that Mr. Morris would have received under all applicable Arbitron bonus plans for the year in which the termination occurs at the higher of the target award applicable for the year in which the termination occurs or the actual bonuses paid for the last three fiscal years; and

•	amount of the annual cash expense allowance.

      In addition, following a change of control termination, Mr. Morris will receive a pension supplement equal to three years of age and service credit.

      The lump sum payments made to Mr. Morris would be in lieu of any other severance payment specified in his employment agreement. In addition to the lump sum payments, Mr. Morris would receive an additional payment in an amount such that after the payment of all taxes, income and excise, Mr. Morris will be in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, the employment agreement with Mr. Morris provides that following a change of control termination, Mr. Morris will be entitled to receive from Arbitron until age 65 the same health and welfare benefits he had received immediately prior to the change of control.

STOCK OWNERSHIP INFORMATION

Stock Ownership of Arbitron’s Directors and Executive Officers

      The following table sets forth the number of shares of Arbitron common stock beneficially owned as of April 2, 2001, directly or indirectly, by (i) Arbitron’s directors, (ii) the Named Executive Officers, and (iii) Arbitron’s directors and executive officers as a group. The number of such shares in the following table takes into account a one-for-five reverse stock split that was effected on March 30, 2001 in connection with the Spin-off, as well as certain adjustments made to the number of options to purchase Arbitron common stock so that such options have equivalent economic terms to the old options to purchase Old Ceridian common stock, which also were made in connection with the Spin-off. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

	Shares of Arbitron
	Common Stock	Percent of Arbitron
Name of Individual	Beneficially	Common Stock
or Identity of Group	Owned(1)	Owned(2)

Directors:

Stephen B. Morris(3)	391,668	1.34%

Erica Farber	0	*

Kenneth F. Gorman	400	*

Philip Guarascio	0	*

Larry E. Kittelberger	0	*

Luis G. Nogales	0	*

Richard A. Post	0	*

Lawrence Perlman(4)	189,061	0.65%

Other Named Executive Officers:

Pierre C. Bouvard(5)	64,892	0.22%

Marshall L. Snyder(6)	61,803	0.19%

William J. Walsh(7)	65,519	0.22%

Kathleen T. Ross(8)	39,598	0.14%

All Executive Officers and Directors as a Group (17 persons)(9)	949,604	3.26%

*	Number of shares represents less than 0.1 percent of outstanding Arbitron common stock.

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from April 2, 2001. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.

(3)	Includes options to purchase 387,268 shares of common stock exercisable within 60 days from April 2, 2001.

(4)	Includes options to purchase 188,238 shares of common stock exercisable within 60 days from April 2, 2001.

(5)	Includes options to purchase 63,942 shares of common stock exercisable within 60 days from April 2, 2001.

(6)	Includes options to purchase 60,188 shares of common stock exercisable within 60 days from April 2, 2001.

(7)	Includes options to purchase 65,322 shares of common stock exercisable within 60 days from April 2, 2001.

(8)	Includes options to purchase 39,198 shares of common stock exercisable within 60 days from April 2, 2001.

(9)	Includes options to purchase 938,057 shares of common stock exercisable within 60 days from April 2, 2001.

Stock Ownership of Arbitron’s Principal Stockholders

      The following table sets forth the number of shares of Arbitron common stock beneficially owned as of April 2, 2001, directly or indirectly, by each person known to Arbitron to own beneficially more than five percent of Arbitron’s outstanding common stock. This information is based upon the beneficial ownership of these persons of Arbitron common stock reported to Arbitron or Old Ceridian as of the date of the most recent Schedule 13D or 13G filed with the SEC by these persons. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Arbitron common stock issued and outstanding as of April 2, 2001.

	Amount and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Owned

FMR Corp.	3,464,158(1)	11.88%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109

AXA and its subsidiaries, including Alliance Capital Management, L.P.	3,248,190(2)	11.14%
25, avenue Matignon
75008 Paris, France

Janus Capital Corporation	2,980,253(3)	10.20%
Thomas H. Bailey
100 Fillmore Street
Denver, Colorado 80206

Harris Associates L.P.	2,480,041(4)	8.50%
Harris Associates Inc.
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602

(1)	Beneficial ownership as of April 2, 2001 as reported in a Schedule 13G dated February 13, 2001. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 3,078,424 shares or 10.56 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, Abigail P. Johnson, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 3,078,424 shares owned by the funds. None of FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., or Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 331,314 shares or 1.14 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d, Abigail P. Johnson and FMR Corp., through its control of

Fidelity Management Trust Company, has sole dispositive power over 331,314 shares and sole power to vote or to direct the voting of 262,374 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 54,420 shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(2)	Beneficial ownership as of April 2, 2001 as reported in a Schedule 13G dated February 12, 2001. These securities are held by subsidiaries of AXA, principally AXA Financial, Inc. and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 397,751 shares, sole power to dispose or direct the disposition of 3,246,870 shares, shared power to vote or direct the vote of 2,804,932 shares and shared power to dispose or direct the disposition of 1,320 shares.

(3)	Beneficial ownership as of April 2, 2001 as reported on Schedule 13G dated March 9, 2001. These securities are deemed beneficially owned by the named parties as a result of Janus Capital’s provision of investment advice to several investment companies and individual and institutional investors and Mr. Bailey’s ownership of approximately 12.2% of Janus Capital. Represents sole power to vote or direct the vote of and sole power to dispose or to direct the disposition of 2,980,253 shares.

(4)	Beneficial ownership as of April 2, 2001 as reported on Schedule 13G dated February 7, 2001. These securities are beneficially owned by the named parties as a result of the named parties’ advisory and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 40,800 shares, and Harris Associates L.P. serves as investment advisor to this trust. Represents shared power to vote or direct the vote of 2,480,041 shares, sole power to dispose or to direct the disposition of 2,439,241 shares, and shared power to dispose or to direct the disposition of 40,800 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      New Ceridian and Arbitron will operate independently of each other as separate public companies. Neither New Ceridian nor Arbitron has any beneficial stock ownership interest in the other. Below are summary descriptions of the distribution agreement and other related agreements that Old Ceridian and New Ceridian entered into in connection with the Spin-off. These agreements are currently between Arbitron and New Ceridian. These agreements were intended to facilitate the separation of Old Ceridian’s human resource services division and subsidiaries and Comdata subsidiaries from its media information business and to facilitate the operation of New Ceridian and Arbitron as separate companies. Arbitron and New Ceridian have no other material contractual relationship with each other.

      This summary is qualified by reference to the full text of the agreements, which are filed as exhibits to Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2000.

Distribution Agreement

      On February 14, 2001, New Ceridian entered into a distribution agreement with Old Ceridian. This agreement sets forth the agreements between the parties with respect to the principal corporate transactions required to effect the separation of Old Ceridian’s human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries, the Spin-off of New Ceridian and the other agreements governing the relationship between New Ceridian and Arbitron after the Spin-off.

      In particular, the distribution agreement defined the assets and liabilities which were being allocated to and assumed by New Ceridian and those which remained with Arbitron. The distribution agreement also defined what constitutes the “New Ceridian Business” and what constitutes the “Arbitron Business.” In general, pursuant to the terms of the distribution agreement, all assets of Old Ceridian prior to the date of the Spin-off, other than those specifically relating to the Arbitron Business, became assets of New Ceridian.

      The distribution agreement also provided for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Spin-off, financial responsibility for all liabilities arising out of or in connection with the New Ceridian Business to New Ceridian and all liabilities arising out of or in connection with the Arbitron Business to Arbitron. In addition, New Ceridian agreed to indemnify Arbitron for liabilities relating to past divestitures made by Old Ceridian to the extent these divestitures relate to all businesses other than the business of Arbitron and for liabilities relating to some of the litigation in which Old Ceridian or its subsidiaries is involved.

      In addition, the distribution agreement provided that on the date of the Spin-off, Old Ceridian would contribute to New Ceridian all cash in Old Ceridian’s accounts other than up to $25 million. The borrowing and cash retention of the two businesses was based on management’s business decisions based on estimated needs of the respective businesses based on estimated cash flows post-Spin-off. The fact that the majority of the net tax operating loss carryforward was retained by Arbitron as required by tax law in the Spin-off was also taken into account.

Personnel Agreement

      On February 14, 2001, Old Ceridian and New Ceridian entered into a personnel agreement that sets forth the manner in which assets and liabilities under Old Ceridian’s employee benefit plans and other employment-related liabilities were to be divided between them, and to facilitate a smooth transition for employees’ benefits in the Spin-off. In general, New Ceridian is responsible for compensation and employee benefits relating to New Ceridian’s current employees and Old Ceridian’s former employees, and Arbitron is responsible for compensation and employee benefits relating to its current employees.

Tax Matters Agreement

      On February 14, 2001, Old Ceridian and New Ceridian entered into a tax matters agreement reflecting the fact that New Ceridian and its subsidiaries are no longer included in Arbitron’s consolidated group for U.S. federal income tax purposes. The primary purpose of the agreement was to set forth each party’s rights and obligations relating to payments and refunds of income and sales taxes that are attributable to pre-closing periods (i.e., periods ending on or before the date of the Spin-off or the portion of any period to and including the date of the Spin-off that begins before and ends after that date).

      As part of the tax matters agreement, each of Arbitron and New Ceridian covenanted that during the two-year period following the Spin-off it will not cease to be engaged in an active trade or business. Each party also represented that there is no plan to liquidate that party, sell or otherwise dispose of its assets (other than in the ordinary course of business) or merge the party with another entity (except with a wholly-owned subsidiary for the purpose of effectuating a name change). Each party further represented that it has no plan or intention to take any action inconsistent with the information and representations set forth in the letter ruling request filed with the IRS. To the extent that a breach of a representation or covenant results in a tax being imposed on Old Ceridian, the breaching party will be responsible for the payment of the tax.

      Even though the Spin-off qualified as a tax-free distribution to Old Ceridian stockholders, a corporate tax could be payable by Old Ceridian in accordance with Section 355(e) of the Internal Revenue Code, if during the four-year period beginning two years before the Spin-off, one or more persons acquire 50 percent or more, by vote or value, of the stock of Arbitron or New Ceridian as part of a plan or series of related transactions that include the Spin-off. To minimize this risk and, as part of the tax matters agreement, New Ceridian and Arbitron each covenanted that, in the absence of a favorable IRS letter ruling or a favorable opinion from counsel recognized as an expert in federal income tax matters and acceptable to the other party, it will not enter into any transaction or make any change in its equity structure (including stock issuances, option grants, capital contributions or acquisitions) that may cause the Spin-off to be treated as part of a plan pursuant to which (during the four-year period beginning two years before the Spin-off) one or more persons acquire stock representing 50 percent or more of, by vote or value, of its outstanding stock. If, however, the Spin-off is taxable under Section 355(e) of the Internal Revenue Code as a result of a 50 percent acquisition, then the tax matters agreement provides that the resulting corporate level tax burden will be borne by that entity, Arbitron or New Ceridian, with respect to which a 50 percent acquisition has occurred.

      Although the tax matters agreement allocated tax liabilities relating to pre-closing periods as between Arbitron and New Ceridian, under the Internal Revenue Code each corporation that is a member of a consolidated group during any portion of the group’s tax year is jointly and severally liable for the federal income tax liability of the group for that year. Thus, even though the tax matters agreement provides that one party (Arbitron or New Ceridian) is responsible for the payment of a tax, the taxing authorities may seek to collect the tax from the other party and that other party would be entitled to seek indemnification from the first party.

Transition Services Agreement

      On February 14, 2001, Old Ceridian and New Ceridian entered into a transition services agreement. New Ceridian provides Arbitron transitional administrative and support services following the Spin-off in exchange for service fees. The service fee will be either a fixed base fee for providing the service for a period of time, or the fee will equal New Ceridian’s costs of providing the service to Arbitron. In some cases, Arbitron will also pay New Ceridian additional charges, such as any costs incurred by New Ceridian as a result of performing the services. The parties believe that the service fees Arbitron will pay New Ceridian under the agreement are about equal to what Arbitron would be required to pay an unaffiliated third party for the same services. The agreement, which commenced on March 30, 2001, has a term of one year.

Sublease Agreement

      On February 14, 2001, Old Ceridian and New Ceridian entered into a sublease agreement pursuant to which Arbitron subleased to New Ceridian a portion of leased property located in New York City and previously used by Old Ceridian’s human resource services and media information businesses. The premises subleased to New Ceridian consist of approximately 22,347 square feet of office space. The sublease agreement commenced on March 30, 2001 and will continue through June 29, 2002. The monthly gross rent New Ceridian pays Arbitron is $90,298, and is based upon the amount of square feet sublet to New Ceridian and the current rental paid by Arbitron, which may not necessarily represent fair market value. Arbitron provides facilities management services to New Ceridian under the sublease agreement on an as requested basis for those portions of the leased property occupied by New Ceridian. New Ceridian periodically pays Arbitron an amount equal to the actual costs of these services.

Consulting Agreement

      In May 2000, Old Ceridian entered into a consulting agreement with Lawrence Perlman, Chairman of the Board of Arbitron and Old Ceridian’s former Chairman of the Board, President and Chief Executive Officer, pursuant to which Mr. Perlman agreed to provide consulting services to Old Ceridian from May 1, 2000 through December 1, 2000 for $250,000 payable in two equal installments.

INDEPENDENT AUDITORS AND AUDITOR FEES

      The Board has selected KPMG LLP, our present auditors, to audit Arbitron’s accounts for the year ending December 31, 2001.

      The Board has requested that representatives of KPMG LLP attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

      The following table sets forth the aggregate fees billed to Old Ceridian for the fiscal year ended December 31, 2000 by KPMG LLP:

Audit Services		$758,000

Financial Information Systems Design and Implementation Services		—

All Other Services:

Tax Services	559,000

Spin-off related	746,000

Systems Review	836,000

Other	236,000

Total All Other		2,377,000

Total Fees		$3,135,000

Arbitron does not believe that these fees are representative of the future fees likely to be billed to Arbitron as a separate entity, since they include fees for services rendered to Old Ceridian, which included both Arbitron’s media information business and New Ceridian’s human resource services division, human resource services business and the Comdata business.

OTHER MATTERS

Arbitron Mailing Address

      Our current mailing address is 142 West 57th Street, New York, New York 10019.

Stockholder Proposals for Next Year’s Annual Meeting

      If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to Dolores L. Cody, Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Corporate Secretary, by December 21, 2001.

      Any other matters proposed to be submitted for consideration at next year’s annual meeting must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 90 or more than 120 days prior to the 2002 annual meeting. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary.

Director Nominations

      In accordance with procedures set forth in our bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•	All of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors;

•	The nominee’s business and residence address; and

•	Name and record address of, and number of shares of Arbitron common stock held by, the stockholder making the nomination.

Proxy Solicitation

      We have retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement of out-of-pocket expenses. We will pay all expenses of soliciting proxies for the 2001 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers, custodians, nominees and other fiduciaries to send proxy materials to their principals and we will reimburse them for their reasonable expenses in doing so. Certain of our employees, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Compliance with Section 16 of the Securities Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Arbitron. Such reporting persons are required by rules of the SEC to furnish us with copies of all section 16(a) reports they file. Stephen B. Morris is the only current Arbitron director or executive officer who was a reporting person of Old Ceridian in 2000. To our knowledge, based solely upon a review of section 16(a) reports furnished to us for 2000 or written representations that no other reports were required, we believe that Old Ceridian’s reporting persons for 2000, including Mr. Morris, complied with all filing requirements for 2000.

Annual Report

      Copies of our Annual Report for the year ended December 31, 2000 are being distributed to our stockholders simultaneously with the delivery of this proxy statement.

EXHIBIT A

Charter of the

Audit Committee

I.  Committee Purpose

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal audit function which may be accomplished through third parties.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Company, independent auditors and investment advisors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, on the same terms as if the retention was authorized by the Board of Directors.

II.  Committee Composition and Meetings

      Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

      Audit Committee members and the Audit Committee Chair shall be appointed by the Board on recommendation of the Nominating and Board Governance Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.  Committee Responsibilities and Duties

  A.  Review Procedures

      1.  Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

      2.  Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

      3.  In consultation with management, the independent auditors and the persons performing the internal auditing function, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the persons performing the internal auditing function together with management’s responses, including the status of previous recommendations.

      4.  Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see Item III.B.5. below). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

      5.  Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

      6.  Nothing contained in this Charter is intended to, or shall be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under Delaware Law which shall continue to set the legal standard for the conduct of the members of the Committee.

  B.  Independent Auditors.

      1.  The independent auditors are ultimately accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of independent auditors when circumstances warrant.

      2.  Approve the fees and other significant compensation to be paid to the independent auditors.

      3.  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

      4.  Review the independent auditors’ audit plan and engagement letter — discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

      5.  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      6.  Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

  C.  Internal Audit Function and Legal Compliance

      1.  Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit function, as needed.

      2.  Review the appointment, performance and replacement of the senior internal audit executive.

      3.  Review significant reports prepared by the internal audit function together with management’s response and follow-up to these reports.

      4.  On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies. In addition, review with Company’s Legal Counsel and Management the Company’s insurance coverage, pension funding and conflict of interest employee statements.

  D.  Other Committee Responsibilities

      1.  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

Your vote is important. Vote by Internet/telephone 24 hours a day, 7 days a week Save your company money —it’s fast and convenient.

INTERNET		TELEPHONE		MAIL
http://proxy.shareholder.com/arbitron		1-800-531-4910
Go to the website address listed above. Have your proxy card ready. Enter your control number located in the box below. Follow the simple instructions that appear on your computer screen.	OR	Use any touch-tone telephone. Have your proxy card ready. Enter your control number located in the box below. Follow the simple recorded instructions.	OR	Mark, sign and date your proxy card. Detach your proxy card. Return you proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 5:00 P.M. E.S.T. ON MAY 29, 2001.

1-800-531-4910 CALL TOLL-FREE TO VOTE THERE IS NO CHARGE FOR THIS CALL!!	CONTROL NUMBER FOR INTERNET/TELEPHONE VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT
VOTING BY INTERNET/TELEPHONE

      ——
      ——

The board of directors recommends a vote FOR each of the nominees for director.

The undersigned hereby instructs said proxies or their substitutes to:

1.	Election of eight (8) directors	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below	[ ]	*EXCEPTIONS	[ ]

Nominees: 01 —Erica Farber, 02 —Kenneth F. Gorman, 03 —Philip Guarascio, 04 —Larry E. Kittelberger, 05 —
                Stephen B. Morris, 06 —Luis G. Nogales, 07 —Lawrence Perlman, 08 —Richard A. Post.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions_____________________________________________________________________________________

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed hereby by the undersigned stockholder(s). If no direction is made, this proxy will be voted for proposal 1. All former proxies are hereby revoked.

	If you wish to have your votes on all matters kept confidential in accordance with Arbitron Inc. policy, check this box.		[ ]

	Address Change and/or Comments Mark Here	[ ]

Please sign exactly as your name is
printed to the left. Joint owners,
co-executors or co-trustees should
both sign. Persons signing as attorney,
executor, administrator, trustee or
guardian should give their full
title as such.
Dated:_____________________, 2001

___________________________

____________________________ Signature of stockholder(s)

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated in black or blue ink.[X]

Please Detach Here
\/ You Must Detach This Portion of the Proxy Card \/
Before Returning it in the Enclosed Envelope

ARBITRON INC.

PROXY CARD

This proxy is solicited on behalf of the board of directors
of Arbitron inc. for the annual meeting of stockholders on May 30, 2001.

      The undersigned hereby appoints William J. Walsh and Dolores L. Cody and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the annual meeting of the stockholders to be held on May 30,2001 and at any adjournment or postponement thereof all of the undersigned’s shares of stock of Arbitron Inc. held of record on April 10, 2001 in the manner indicated on the reverse side hereof.

      You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

(Continued, and to be signed and dated on the reverse side.)

ARBITRON INC. P.O. BOX 11367 NEW YORK, N.Y. 10203-0367